Exhibit 107

Calculation of Filing Fee

424(b)(5)
(Form Type)

AvalonBay Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457	(r)	2,000,000 shares	$248.24	$496,480,000	.0000927	$46,023.70
Fees Previously Paid	-	-	-		-	-			-
Carry Forward Securities
Carry Forward Securities	-	-	-		-		-			-	-	-	-
	Total Offering Amounts						$496,480,000		$46,023.70
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$46,023.70

(1)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the New York Stock Exchange on April 7, 2022.
(2)	The filing fee, calculated in accordance with Rule 457(r) under the Securities Act, has been transmitted to the Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement. This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s registration statement on Form S-3ASR filed with the Securities and Exchange Commission on February 25, 2021 (File No. No. 333-253532).